FOR IMMEDIATE RELEASE

CONTACT:	Lawrence Pemble Robert Goodwin (301) 215 7777

CHINDEX INTERNATIONAL REPORTS REVISED GUIDANCE FOR FISCAL 2005 AND PRELIMINARY RESULTS FOR THE
THIRD QUARTER

BETHESDA, MD, (January 4, 2005) – Chindex International, Inc. (NASDAQ: CHDX), a leading independent American provider of western healthcare products and services in the People’s Republic of China, today announced revisions to its previously disclosed guidance for the current fiscal year ended March 31, 2005 and preliminary results for its third quarter ended December 31, 2004.

Fiscal Year Ending March 31, 2005

The Company expects to achieve consolidated revenue growth of 15-20% in fiscal 2005 compared to the Company’s previously released guidance of 25-35% and anticipates exceeding $100 million in revenue for the first time. Preliminary results for the Company’s consolidated revenue for the nine months ended December 31, 2004 showed an increase of approximately 22% compared to the same period a year ago. However, while previous guidance stated that the Company would be profitable in fiscal 2005, the Company now expects to report a loss, primarily due to the loss expected in the third fiscal quarter as explained below.

The Company’s Medical Capital Equipment division for fiscal 2005 is expected to meet or exceed the original revenue guidance for the division of 20-30% growth over the prior fiscal year. Preliminary results for the division’s revenue for the nine-months ended December 31, 2004 showed an increase of approximately 35% compared to the same period a year ago.

The Healthcare Services division is expected to have a revenue increase of 40-45% in fiscal 2005 compared to previously released guidance of 50-60%. Preliminary results for the Healthcare Services division’s revenue for the nine-months ended December 31, 2004 showed an increase of approximately 43% compared to the same period a year ago, despite delays in the opening of the new hospital in Shanghai, which opened in late October 2004. The new hospital is now fully operational with both in-patient and out-patient services.

The Healthcare Products Distribution division is expected to report a 5-10% decrease in revenue for fiscal 2005 compared to previously released guidance of a 20-30% increase. This expected decrease in revenue is a result of the planned decrease in third party logistics services, which occurred more quickly than expected, and delays experienced in its program for the rollout of additional branded products in the retail pharmacy business. Preliminary results for the Healthcare Products Distribution division’s revenue for the nine-months ended December 31, 2004 showed an increase of approximately 2% compared to the same period a year ago.

Third Quarter Ended December 31, 2004

Preliminary results for the Company’s consolidated revenue for the third quarter ended December 31, 2004 showed an increase of approximately 5% compared to the same period a year ago. The Company expects to report a loss from operations for the quarter, which is attributable primarily to the delay in the opening of the new hospital in Shanghai. To a lesser extent, the quarter was adversely impacted in the Healthcare Products Distribution division by delays in its program for the rollout of additional branded products in the retail pharmacy business and the quicker than expected phase-out of its low margin third party logistics operations.

Roberta Lipson, Chindex President and CEO commented on the Company’s business operations: “While we have experienced challenges this year, the business models for all three of our divisions are solid and we are well positioned for continued growth in the China market. We own the only international hospital network in China. We believe this puts us years ahead of any potential competition. In addition, we have a unique China-wide national distribution network for advanced western healthcare products for hospitals and retail pharmacies.”

The nine month period and third quarter ended December 31, 2004 outlook announced today is preliminary and subject to change as a result of final review by management and closing adjustments for the period.

This release includes forward-looking statements, which are based on the Company’s current expectations. Actual results could vary materially due to changes in those expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors (many of which are unable to be predicted or controlled) that may cause the Company’s actual results, performance or achievements, or the healthcare products, capital medical equipment or healthcare service industries results, to be materially different from those expressed or implied by the forward-looking statements. The forward-looking statements contained in this announcement concerning revenues and growth profit margins and actions that may be taken to improve financial performance involve risks and uncertainties and are subject to change based on various factors, including: the need to effectively manage growth; dependence on key personnel; significantly variable timing of revenues and fluctuations in financial performance not necessarily indicating longer-term performance; the need for future financings for customer purchases and the uncertainty of securing such financings; dependence on and concentration with suppliers with terminable arrangements; increasing competition, including competition resulting from China’s membership in the WTO; the impact of SARS; dependence on qualified sales representatives and service specialists; the need to maintain inventory; the need for sophisticated data processing systems; the need for good relations with Chinese foreign trade corporations; delays in the full generation of revenues from the Shanghai United Family Hospital; the need to attract and retain qualified physicians; the need to comply with heavy governmental regulation, including each division and its market; the high cost of malpractice insurance of physicians; the subjection to economic policies of the Chinese government and the Chinese economy; the relatively undeveloped Chinese legal system; the impact of inflation and/or foreign currency fluctuations; the risk of product liability claims and/or product recalls; the dependence on information systems; the dependence on sub-distributors and sub-dealers; the regulation by the Chinese government of the conversion of Renminbi into foreign currency; the uncertainty in the Company’s markets for its products, including its healthcare products to consumers, its medical capital equipment to hospitals and its healthcare services in Beijing and Shanghai; the timing and success of the roll-out by its retail pharmacy of new branded product lines, the timing, terms and effectiveness of completion of negotiations of the new framework for Chinese government financing of U.S.-sourced hospital equipment, and the need for additional capital, as to which there can be no assurances as to availability. Given these uncertainties, investors and prospective investors are cautioned not to rely on such forward-looking statements. The Company disclaims any obligation, and makes no promise, to update any such factors or forward-looking statements or to publicly announce results of any revisions to any such forward-looking statements, whether as a result of changes in underlying factors, to reflect new information or as a result of the occurrence of events, developments or otherwise.

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